Exhibit 10.6

nStor Corporation, Inc.

July 31, 2004

H. Irwin Levy
1601 Forum Place
Suite 500
West Palm Beach, Florida 33417

Dear Mr. Levy:

We have agreed to the following amendments to that certain 10% Convertible Subordinated Promissory Note, dated June 14, 2002, in the amount of $650,000, as amended on June 30, 2003 increasing the outstanding principal of the Note to $818,370, as amended on December 31, 2003 increasing the outstanding principal of the Note to $859,625, as amended on April 30, 2004 increasing the outstanding principal of the Note to $888,122, with a maturity date of July 31, 2004 (the “Amended Note”), payable by nStor Corporation, Inc. to H. Irwin Levy, copies of which are attached hereto.

1)         The maturity date of the Amended Note is hereby extended from July 31, 2004 to October 31, 2004 (“Maturity”).

2)         Accrued and unpaid interest on the Amended Note through July 31, 2004 in the amount of $22,343 is hereby added to the $888,122 principal amount of the Amended Note so that as of the date hereof, the principal amount of the Amended Note has been increased to $910,465 (the “New principal Amount”).  Interest at the rate of ten percent (10%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

/s/ Jack Jaiven                                                                          Agreed By: /s/ H. Irwin Levy
Jack Jaiven                                                                               H. Irwin Levy
Vice President and Treasurer

JJ/tw

1601 Forum Place * Suite 500 * West Palm Beach * Florida * 33401
(561) 640-3105 * fax (561) 640-3160